Exhibit 4.53

BIOPROGRESS PLC

RULES OF THE BIOPROGRESS PLC

EXECUTIVE SHARE OPTION SCHEME 2005

2 Serjeants’ Inn, London EC4Y 1LT

Tel: 020 7583 5353 Fax: 020 7353 3683

BIOPROGRESS PLC

RULES OF THE EXECUTIVE SHARE OPTION SCHEME 2005

1.	DEFINITIONS

1.1	In this scheme the following words and expressions shall bear the following meanings:-

“the Adoption Date” the date upon which the Scheme is approved by the Board;

“AIM” the Alternative Investment Market of the London Stock Exchange;

“Associated Company” a company which is an associated company of the Company within the meaning of section 416 of the ICTA;

“the Auditors” the Auditors of the Company for the time being;

“the Board” the Board of Directors of the Company or a duly authorised committee thereof;

“the Company” Bioprogress PLC, a company registered in England under number 04617139 whose registered office is at Hostmoor Avenue, March Industrial Estate, March, Cambridgeshire, PE15 0AX;

“Control” the meaning ascribed to that term by section 840 of ICTA;

“Date of Grant” in relation to any Option the date on which the Option is granted;

“Dealing Day” a day on which the London Stock Exchange is open for the transaction of business;

“Exercise Date” the date on which an Option is exercised pursuant to the Rules;

“Executive” any employee or director of any Participating Company regardless of his hours of work and any other person whom the Board determines should be eligible to participate in the Scheme;

“ICTA” Income and Corporation Taxes Act 1988;

“the London Stock Exchange” London Stock Exchange Plc;

“Model Code” the Model Code on directors’ dealings in securities of listed companies as published by the UK Listing Authority from time to time or such other code governing the conduct of dealings in securities by the Directors of the Company as the Company may adopt from time to time;

“Offer” an offer of an Option to an Executive;

“Official List” Official List of the UK Listing Authority;

“Option” a right granted to an Executive pursuant to the Scheme to subscribe for Shares;

“the Option Price” the amount of £1 payable for the grant of an Option under the Scheme;

“Participant” any Executive who has been granted and remains entitled to exercise an Option or, where the context so admits, his personal representatives;

“Participating Company” the Company and any other company of which the Company has Control;

“Recognised Investment Exchange” an investment exchange as defined in Section 285 of the Financial Services and Markets Act 2000;

“the Rules” these Rules as amended from time to time;

“the Scheme” this Scheme subject to any amendment duly made thereto in accordance with the Rules;

“Shares” fully paid Ordinary Shares in the capital of the Company;

“Subscription Cost” in relation to any Option the total amount payable as consideration for the Shares to be issued on the exercise of that Option in full, being the product of the Subscription Price and the number of Shares over which that Option is granted;

“Subscription Price” the price per Share payable on the exercise of an Option determined in accordance with the Rules; and

“UK Listing Authority” the Financial Services Authority in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

1.2	Where the context so admits, any reference in the Rules:-

1.2.1	to the singular number shall be construed as if it referred also to the plural number and vice versa;

1.2.2	to the masculine gender shall be construed as if it referred also to the feminine gender;

1.2.3	to a statute or statutory provision shall be construed as if it referred also to that provision as for the time being amended or re-enacted.

2.	LIMITATIONS ON THE SIZE OF THE SCHEME

2.1	The aggregate number of Shares over which Options may be granted under the Scheme shall be limited so that such aggregate number shall not exceed 10% of the paid up ordinary share capital of the Company in issue on the day preceding that date.

2.3	Shares subject to options granted to individuals which lapse or are renounced, surrendered or cancelled shall not fall or be taken into account for the purposes of the limitations referred to in this Rule 2.

3.	LIMITATION ON INDIVIDUAL PARTICIPANTS

The number of Shares over which Options may be granted to Executives under the Scheme shall be determined by the Board from time to time.

4.	GRANT OF OPTIONS

4.1.1	No person shall be entitled as of right to be granted any Option. Offers and grants of Options shall be made by the Board in its absolute discretion at any time after the Adoption Date.

4.1.2	Offers shall be made by letter specifying the number of Shares in respect of which the Option will be granted, the Subscription Price, the Option Price and any conditions attaching to the Option imposed in accordance with Rule 5.9.

4.1.3	The Offer may only be accepted by the Executive signing and returning to the Company a duplicate of the Offer letter together with the remittance in respect of the Option Price by not later than the date specified for this purpose in the Offer letter. The Date of Grant shall be the date on which the offer of the grant of the Option was made.

4.2	The Company will as soon as possible after acceptance of an offer issue an option certificate, in such form as the Board shall determine, in respect of the Option granted. An option certificate shall specify the number of Shares over which the Option has been granted, the Subscription Price, the Subscription Cost, the Date of Grant and any conditions attaching to the exercise of the Option imposed in accordance with Rule 5.9 and shall otherwise be in such form as the Board may from time to time determine.

4.3	The Subscription Price shall be such amount as the Board may determine, being not less than the nominal value of a Share.

5.	CONDITIONS OF OPTIONS

5.1	An Option shall be personal to the Participant and shall not be capable of transfer or assignment save where expressly agreed by the Board in advance of such transfer or assignment. Any purported assignment, charge or other dealing with or disposal of an Option by a Participant contrary to the provisions of this Rule shall render the relevant Option void.

5.2	Upon the bankruptcy of the Participant, any Option which shall have been granted to him shall lapse.

5.3	Notwithstanding any other provision of the Rules, no Option shall be capable of being exercised later than ten years after the Date of Grant or such shorter period as the Board may specify in the Offer letter and the option certificate.

5.4	Except as provided in Rules 5.5, 5.6, 5.7, 8 and 10, no Option shall be capable of being exercised until the expiry of such period as the Board may specify in the Offer letter and the option certificate.

5.5	In the event of the death of a Participant at any time within ten years of the Date of Grant, an Option granted to such Participant may be exercised, provided that it remains exercisable in whole or in part, subject to Rule 5.3, by the personal representatives of the Participant up to but not later than 12 months after the date of the Participant’s death failing which it will lapse.

5.6	In the event of a Participant ceasing employment with a Participating Company as a result of injury, ill health or disability (all evidenced to the satisfaction of the Board) or redundancy (within the meaning of the Employment Rights Act 1996) or retirement on reaching 60 or any other age at which he is bound to retire in accordance with the terms of his contract of employment, any Option held by him, provided that it remains exercisable in whole or in part and subject to Rule 5.3, may be exercised within the period which shall expire 6 months after his so ceasing failing which it will lapse.

5.7	Subject to Rules 5.9 and 5.10, if a Participant ceases to be an Executive for any reason other than in the circumstances set out in Rule 5.5 or 5.6, any Option held by him may, subject to Rule 5.3, be exercised to the extent permitted by the Board, in which event it must be exercised within 6 months of such cessation or such shorter period as the Board may determine, failing which it will lapse.

5.8	For the purposes of this Rule 5, a woman who leaves employment due to pregnancy will be regarded as having left employment on the day on which she indicates that she does not intend to return to work. In the absence of such indication she will be treated as having ceased employment with the relevant company on the last day on which she is entitled to return to work pursuant to the Employment Rights Act 1996 or, if later, any other date specified in her terms of employment.

5.9	The Board may grant an Option subject to such objective condition or conditions of exercise as it may determine provided that any such condition shall be set out in documentation. If an Option is exercised in accordance with Rules 5.5, 5.6, 5.7, 8.1, 8.2, 8.5 or 10 the Board may fairly and reasonably in its discretion determine that such objective condition or conditions need not be satisfied.

5.10	The Board may also, in its discretion, waive, vary or amend any condition or conditions imposed pursuant to Rule 5.9 if an event or events occur which cause the Board to consider that the original condition is no longer appropriate or capable of being achieved.

5.11	The Board may determine that the provisions of Rules 5.5, 5.6 and 5.7 shall not apply to or shall be varied in their application to a particular Option in which case the relevant Offer letter shall record the relevant terms.

6.	EXERCISE OF OPTIONS

6.1	An Option shall be exercised by the Participant (or by his personal representatives in the event of the exercise of an Option under Rule 5.5) by giving notice in writing to the Company (or any other person or company as the Company may nominate) in the form prescribed by the Board from time to time which notice shall specify the number of Shares in respect of which it is exercised. Such notice shall be accompanied by the relevant option certificate and a remittance for the Subscription Price of the Shares in respect of which the Option is exercised.

6.2	An Option may be exercised in whole or in part, provided that any partial exercise of an Option (other than a partial exercise which completes the exercise of the Option) shall be in respect of a minimum of 100 Shares. In the event of an Option being exercised in part only, the relevant option certificate shall be cancelled and a new option certificate stating the number of Shares in respect of which the Option has not been exercised shall be delivered by the Company to the Participant.

6.3	Within 30 days of the exercise of any Option, the Shares in respect of which it is exercised shall be allotted and issued to the Participant. If the Shares are listed on the Official List or admitted to trading on AIM or admitted to trading on a Recognised Investment Exchange the Company shall, as soon as practicable after such exercise, apply to the UK Listing Authority for admission of such Shares to the Official List or to trading on AIM or for permission for such Shares to be admitted to trading on such other Recognised Investment Exchange as may be appropriate.

6.4	Shares issued on exercise of an Option shall rank pari passu in all respects with the Shares in issue on the Exercise Date, except that they will not entitle holders to receive any dividends or other distributions declared for payment to holders of Shares on the Register of Members at a record date which precedes the Exercise Date.

6.5	No Option may be exercised by a Participant to whom the Model Code applies if such exercise would be in breach of the Model Code.

7.	AVAILABILITY OF AUTHORISED CAPITAL

The Company shall keep available sufficient authorised but unissued Shares to satisfy all outstanding Options.

8.	TAKE-OVER AND AMALGAMATION

8.1	If any person obtains Control of the Company as a result of making either a general offer to acquire the whole of the issued share capital of the Company or an offer which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company or a general offer to acquire all the shares in the Company which are of the same class as the Shares, then any Option may, subject to Rule 5.3, be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Any Option not exercised within the given period shall lapse upon the expiry of such period.

8.2	If under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Option must, subject to Rule 5.3, be exercised within six months of the court sanctioning such compromise or arrangement unless such compromise or arrangement makes such provision as the Auditors shall have reported to the Board to be in their opinion fair and reasonable for the cancellation of Options. Any Option not so cancelled which is not exercised within the said period shall lapse upon the expiry of such period.

8.3	If any person becomes bound or entitled to acquire Shares in the Company under Sections 428-430F of the Companies Act 1985 and gives notice in writing to holders of Shares to the effect that he is to exercise such rights, any Option may, subject to Rule 5.3, be exercised at any time when that person remains so bound or entitled. Any Option not exercised within the said period shall lapse upon expiry of such period.

8.4	If as a result of the events specified in Rule 8.1 or Rule 8.2 a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 8.3, with the agreement of that other company (“the Acquiring Company”), the Participant may, within the Appropriate Period, release his outstanding rights under any Option (an “Old Option”) in consideration for the grant of a new option by the Acquiring Company (a “New Option”) which:-

8.4.1	is over shares (“New Shares”) in the Acquiring Company or a company;

8.4.2	is a right to acquire such number of New Shares as has on grant of the New Option an aggregate market value (as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) equal to the aggregate market value of the Shares subject to the Old Option immediately prior to its release;

8.4.3	has a Subscription Price per New Share such that the aggregate price payable on complete exercise of the New Option equals the aggregate price which would have been payable on complete exercise of the Old Option immediately prior to its release; and

8.4.4	is otherwise identical in terms to the Old Option including, for the avoidance of doubt, being subject to any objective condition or objective conditions imposed in accordance with Rule 5.9.

8.5	With effect from the release of an Old Option Rules 6, 7, 8, 9, 10, 13 and 14 shall, in relation to the New Option(s), be construed as if references to the Company and to Shares were references to the Acquiring Company and to shares in the Acquiring Company.

8.6	The New Option shall, for all other purposes of the Scheme, be treated as having been granted on the Date of Grant of the Old Option.

9.	VARIATION OF CAPITAL

9.1	In the event of any issue of Shares by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction or other reorganisation of the Company’s share capital, then the number of Shares subject to the Scheme and comprised in any Option and the Subscription Price may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate, subject to the Auditors confirming in writing that such adjustment is in their opinion fair and reasonable.

9.2	An adjustment under Rule 9.1 may have the effect of reducing the Subscription Price below the nominal value of a Share. In that event, subject to the appropriate prior authority of the Company in general meeting by way of an Ordinary Resolution, the Board may, in the event of an Option which has been so adjusted being exercised, capitalise all or any part of the sum standing to the Credit of Reserves in the books of account of the Company otherwise available for distribution by way of a dividend by an amount equal to the difference between the aggregate nominal value of the Shares in respect of which such Option is exercised and the aggregate Subscription Price of such Shares and apply such amount in paying up the amount of such difference in respect of the relevant Shares.

9.3	Any such adjustment shall be made on the basis that the Subscription Cost originally payable by a Participant on the exercise of Options held by him shall not be increased. No adjustment shall be made to the extent that it would result in a Share being issued at less than its nominal value.

10.	LIQUIDATION

If notice is given of a resolution for a voluntary winding-up of the Company then, unless the winding up is for the purposes of a reorganisation or reconstruction to be approved by the shareholders of the Company in general meeting which makes provision, which the Auditors shall have reported in writing to the Board to be in their opinion fair and reasonable, for the cancellation of Options, the Company shall give notice thereof to all Participants. Subject to the provisions of Rule 5.3 any Participant may upon receipt of such notice forthwith until the commencement of the winding-up (or, if earlier, until the lapse of his Options) exercise his Options provided that such exercise shall be conditional upon the said resolution being duly passed. All Options will lapse on the commencement of a winding-up of the Company.

11.	ADMINISTRATION AND AMENDMENT OF THIS SCHEME

11.1	The Board shall have power from time to time to make such regulations (being not inconsistent with the Rules) for the implementation and administration of the Scheme as it thinks fit.

11.2	In the event of any dispute as to the rights and obligations of any person under the Scheme or any question concerning the construction or effect hereof or any other question in connection with the Scheme, the Board shall determine the same and (other than in any case for a matter to be certified by the Auditors in accordance with the Rules) such determination shall be final and binding on all persons.

11.3	The Scheme may be altered in any respect by resolution of the Board provided that no alteration shall be made which would adversely affect any of the subsisting rights of Participants except with the consent of Participants who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted upon exercise in full of all outstanding Options.

11.4	The Board may, in respect of Options granted to Executives who are or who may become subject to taxation outside the United Kingdom on their remuneration, amend or add to the provisions of the Scheme and the terms of Options as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Options granted to such Executives are not overall more favourable than the terms of Options granted to other Executives.

11.5	The costs of the preparation and administration of the Scheme shall be borne by the Company.

11.6	The Company shall not be obliged to provide Participants with copies of any accounts, notices, circulars or other documents sent to holders of Shares.

12.	DURATION OF THE SCHEME

12.1	No Option shall be granted later than the tenth anniversary of the Adoption Date.

12.2	The Board may at any time by resolution suspend or terminate the operation of the Scheme and in such event no further Options under the Scheme will be granted but in all other respects the provisions of the Scheme will remain in force.

13.	RIGHTS OF EXECUTIVES

Participation in the Scheme by Participants is a matter entirely separate from any pension right or term or condition of employment and participation in the Scheme shall in no respect whatever affect in any way a Participant’s pension rights or terms or conditions of employment and in particular (but without prejudice to the generality of the foregoing) any Participant who leaves the employment of the Company or of an Associated Company shall not be entitled to any compensation for any loss or diminution of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

14.	NOTICES

14.1	Save as otherwise provided herein any notice or communication to be given by the Company to any Participant may be given by personal delivery or by sending the same by first class post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped. All notifications, documents, share certificates and other communications sent by post as aforesaid will be sent at the risk of the Participant concerned and the Company and its subsidiaries shall have no liability whatsoever to any Participant in respect of any notification, document, share certificate or other communications so given, served or made.

14.2	Any notice to be given by a Participant to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.

15.	PROPER LAW

The Scheme shall be governed and construed in accordance with English law and shall operate under the exclusive jurisdiction of the English Courts.

16.	TAX AND NATIONAL INSURANCE LIABILITY

Notwithstanding any other provision of the Scheme, in relation to any Option, in order to meet any liability to taxation or social security contributions (including, for the avoidance of doubt, employee’s national insurance contributions and employer’s national insurance contributions) in respect of the Participant’s participation in the Scheme whether as a result of the grant or exercise of a particular Option to him (“relevant liabilities”) the Company and/or any Participating Company shall be entitled (and every Participant by accepting the grant of an Option voluntarily agrees that they shall be entitled):-

16.1	to require the Participant on exercise of the Option to sell all or any Shares acquired pursuant to the exercise of the Option through the Company’s brokers and in connection with therewith unconditionally and irrevocably to authorise and instruct the Company’s brokers to withhold from and remit to the Company from the proceeds of sale of such Shares an amount equal to the relevant liabilities; and/or

16.2	to withhold any amount whether from the Participant’s salary or other sums owed to him by the Company and/or any Participating Company; and/or

16.3	to make such other arrangements as a prior condition of exercise of the Option (including the sale of Shares on behalf of the Participant) as it considers necessary; and/or

16.4	to require the Participant, as a prior condition of exercise of the Option, to put the Company in funds to meet the relevant liabilities; and

16.5	to apply any amount so withheld in satisfying the relevant liability.